Exhibit 99.5

AMENDMENT NO. 2 TO REGISTRATION RIGHTS AGREEMENT

This Amendment No. 2 (the “Amendment No. 2”) is made as of April 5, 2010 to that certain Registration Rights Agreement (the “Agreement”) dated as of June 23, 2009, as amended by Amendment No. 1 thereto dated as of September 8, 2009, between eDiets.com, Inc., a Delaware corporation (the “Company”), the Investors named therein and Prides Capital Fund I, L.P. (“Prides”). Capitalized terms not otherwise defined in this Amendment No. 2 have the meanings provided in the Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1. The Recitals to the Agreement are hereby amended and restated in full to read as follows:

“A. The Company sold and issued to the Investors an aggregate of 1,066,040 shares of the Company’s common stock and warrants to purchase up to 479,718 shares of the Company’s common stock in private placements for an aggregate purchase price of $1,100,002.40 under the terms and subject to the conditions of those certain Securities Subscription and Purchase Agreements dated as of June 23, 2009 and September 8, 2009 (each a “Purchase Agreement” and together the “2009 Purchase Agreements”).

B. The Company and Prides entered into an Agreement to Amend Warrants dated June 23, 2009 (the “Amendment”) pursuant to which the Company reduced the exercise price of certain outstanding warrants issued to Prides (the “Existing Prides Warrants”) in consideration of the agreement by Prides to use diligent efforts to exercise, in one or more tranches, a portion of the Existing Prides Warrants as soon as reasonably practicable in order to purchase 2,500,000 shares of the Company’s common stock.

C. The Amendment further provided that, upon each such exercise of the Existing Prides Warrants, the Company will issue to Prides a warrant (each a “New Prides Warrant”) to purchase up to a number of shares of the Company’s common stock equal to 45% of the shares of the Company’s common stock issued as a result of such exercise (the “Prides Warrant Shares”).

D. The Company has sold and issued to the Investors an additional 500,000 shares of the Company’s common stock in private placements for an aggregate purchase price of $500,000.00 under the terms and subject to the conditions of Securities Subscription and Purchase Agreements dated as of April 5, 2010 (the “April 2010 Purchase Agreements”)

E. The Company has issued to Prides pursuant to a Debt Conversion Agreement, dated as of April 5, 2010, by and between the Company and Prides (the “Prides Debt Conversion Agreement”) an aggregate number of shares of the Company’s common stock as set forth in Exhibit A hereto under the column “Shares Acquired under 2010 Private Placement Documents.”

F. The Company has issued to Kevin A. Richardson, II (“Richardson”) pursuant to a Debt Conversion Agreement, dated as of April 5, 2010, by and between the Company and Richardson an aggregate number of shares of the Company’s common stock as set forth in Exhibit A hereto under the column “Shares Acquired under 2010 Private Placement Documents.” (the “Richardson Debt Conversion Agreement” and collectively with the April 2010 Purchase Agreements and the Prides Debt Conversion Agreement, the “2010 Private Placement Documents”).

G. The Company has agreed to register (i) the shares of the Company’s common stock issued pursuant to the 2009 Purchase Agreements and the 2010 Private Placement Documents (collectively the “Investor Shares”) and (ii) the shares of the Company’s common stock issued or issuable upon exercise of the warrants to purchase common stock issued pursuant to the 2009 Purchase Agreements (such warrants, the “Investor Warrants” and, together with the New Prides Warrants, the “Warrants”; and the shares issued or issuable upon exercise of the Investor Warrants, together with the Prides Warrant Shares, the “Warrant Shares”), all of which Investor Shares and Warrant Shares are set forth on Exhibit A attached hereto.”

2. The following clause shall be added to the end of Section 3(d)(i) of the Agreement:

“; provided, that the foregoing proviso shall not apply to the extent that the Selling Shareholder has furnished in writing to the Company prior to the filing of any such Registration Statement, amendment thereof, free writing prospectus, preliminary prospectus, prospectus, amendment or supplement information expressly for use in such Registration Statement, amendment thereof, free writing prospectus, preliminary prospectus, prospectus, amendment or supplement which corrected or made not misleading information previously furnished to the Company, and the Company failed to include such information therein.”

3. The following clause shall be added to the end of Section 3(d)(ii) of the Agreement:

“; provided, that such Selling Shareholder shall not be liable under clause (ii) in any such case to the extent that the Selling Shareholder has furnished in writing to the Company prior to the filing of any such Registration Statement, free writing prospectus, preliminary prospectus, prospectus or amendment or supplement information expressly for use in such Registration Statement, preliminary prospectus, prospectus or amendment or supplement which corrected or made mot misleading information previously furnished to the Company, and the Company failed to include such information therein.”

4. The phrase “this Section 4” in Section 4 of the Agreement shall be deleted and replaced with the phrase “Section 2”.

5. Section 7 of the Agreement shall be amended and restated to read as follows:

“7. [Intentionally omitted.]”

6. Exhibit A to the Agreement is hereby deleted and replaced in its entirety with Exhibit A attached hereto.

7. In all other respects the Agreement shall remain unaltered and continue in full force and effect and nothing herein shall be construed as a waiver or modification of existing rights under the Agreement, except as such rights are expressly modified by this Amendment No. 2. This Amendment No. 2 and the Agreement, as amended to the date hereof, shall be read and construed as one document.

8. This Amendment No. 2 may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same document.

9. This Amendment No. 2 shall not become effective unless and until closing under the Prides Debt Conversion Agreement occurs, whereupon this Amendment No. 2 shall become effective without need for further action, agreement or documentation on the part of any party. This Amendment No. 2 shall automatically terminate in the event that the Prides Debt Conversion Agreement terminates.

[Remainder of Page Intentionally Left Blank.]

Please confirm that the foregoing correctly sets forth the agreement among us by signing below.

PRIDES CAPITAL FUND I, L.P. By: Prides Capital Partners, LLC, its General Partner		EDIETS.COM, INC.

By:	/s/ Kevin A. Richardson, II	By:	/s/ Thomas Hoyer
Name:	Kevin A. Richardson, II	Name:	Thomas Hoyer
Title:	Managing Member	Title:	Chief Financial Officer

INVESTORS:

LEE S. ISGUR

/s/ Lee S. Isgur

KEVIN N. MCGRATH

/s/ Kevin N. McGrath

KEVIN A. RICHARDSON II

/s/ Kevin A. Richardson, II

[SIGNATURE PAGE TO AMENDMENT NO. 2 TO REGISTRATION RIGHTS AGREEMENT]

EXHIBIT A

Investor Name & Address	Shares Purchased under 2009 Purchase Agreements or through Exercise of Existing Prides Warrants	Warrant Shares (New Prides Warrants and Warrants Issued under 2009 Purchase Agreements)	Shares Acquired under 2010 Private Placement Documents

Lee S. Isgur One Cedar Lane Woodside, CA 94062	194,340	87,453	100,000

Kevin N. McGrath Del Charter Gtee & Tst Co TTEE FBO Kevin N McGrath IRA Account # 003 283 256 Goldman, Sachs & Co. Attn: Transfer of Assets Team 295 Chipeta Way, 4th Floor Salt Lake City UT 84108-1220	571,700	257,265	200,000

Kevin A. Richardson II c/o Prides Capital LLC 200 State Street 13th Floor Boston MA 02109	300,000	135,000	**

Prides Capital Fund I, L.P. c/o Prides Capital LLC 200 State Street 13th Floor Boston MA 02109	2,688,119	1,209,652	***

**	200,000 shares of common stock purchased pursuant to the April 2010 Purchase Agreements, plus an amount of shares to be issued pursuant to the Richardson Debt Conversion Agreement equal to 501,575 shares of common stock plus an additional number of shares equal to the product (rounded down to the nearest whole number) of (i) 68 multiplied by (ii) the number of days that have elapsed from March 31, 2010 to the closing of the Richardson Debt Conversion Agreement.
***	An amount of shares equal to 21,472,533 shares of common stock plus an additional number of shares to be issued pursuant to the Prides Debt Conversion Agreement equal to the product (rounded down to the nearest whole number) of (i) 9,321 multiplied by (ii) the number of days that have elapsed from March 31, 2010 to the closing of the Prides Debt Conversion Agreement.